Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013,

the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015

and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 2, 2015

$[—] Callable Step Up Range Accrual Notes due April 30, 2025 Linked to the Lesser Performing Index of the Russell 2000® Index and the EURO STOXX 50® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 27, 2015

Issue Date:	April 30, 2015

Final Valuation Date*:	April 25, 2025

Maturity Date*:	April 30, 2025

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”) and the EURO STOXX 50® Index (the “EURO STOXX 50 Index”), as set forth in the following table:

Reference Asset	Bloomberg Service Page	Initial Level	Coupon Barrier Level	Barrier Level
Russell 2000 Index	RTY <Index>	[—]	[—]	[—]
EURO STOXX 50 Index	SX5E <Index>	[—]	[—]	[—]

Each of the Russell 2000 Index and the EURO STOXX 50 Index are referred to herein as an “Index and collectively as the “Indices”.

Payment at Maturity:

If the Notes are not called pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note (plus the final Interest Payment, if one is payable, and in each case subject to our credit risk) calculated as follows:

•       If the Final Level of the Lesser Performing Index is equal to or greater than its Barrier Level, $1,000 per $1,000 principal amount Note that you hold

•       If the Final Level of the Lesser Performing Index is less than its Barrier Level, an amount calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

If the Lesser Performing Index declines by more than 50.00% from the Initial Level to the Final Level, your Notes will be fully exposed to such decline and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Interest Payment and any payment upon early redemption or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	5.00%	95.00%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $950.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $924.20 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(3)	Barclays Capital Inc., our affiliate, will receive commissions from the Issuer of up to 5.00% of the principal amount of the Notes, or up to $50.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms, Continued

Early Redemption at the Option of the Issuer:	We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Interest Payment Date, beginning with the Interest Payment Date following the Observation Date scheduled to occur in April 2016, provided that we give at least five Business Days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	$1,000 per $1,000 principal amount Note, plus the Interest Payment (if any) that is payable on the relevant Interest Payment Date.

Accrual Period:	The quarterly period from and including the Issue Date to and including the first Observation Date, and each successive quarterly period from and including one Reference Asset Business Day after the preceding Observation Date to and including the next Observation Date, provided that the final Accrual Period will end on, and include, the scheduled Final Valuation Date.

Interest Rate:	For each Accrual Period, the Interest Rate will be equal to the product of (1) the Above Barrier Rate applicable to such Accrual Period and (2) the applicable Accrual Factor.

Above Barrier Rate:	The Above Barrier Rate for each Accrual Period is as follows:

Accrual Period No.	Ends on Observation Date Scheduled to Occur	Above Barrier Rate
1 through 16	In or prior to April 2019	2.25% (equivalent to a per annum rate of 9.00%)

17 through 32	After April 2019 and in or prior to April 2023	2.75% (equivalent to a per annum rate of 11.00%)

36 through 40	After April 2023	3.25% (equivalent to a per annum rate of 13.00%)

Accrual Factor:

For any Accrual Period, the number of Reference Asset Business Days in that Accrual Period on which the Closing Level of each Reference Asset is greater than or equal to its respective Coupon Barrier Level, divided by the total number of Reference Asset Business Days in that Accrual Period (expressed as a percentage).

For purposes of determining the Interest Payment, if any, payable with respect to each Accrual Period, if a Market Disruption Event occurs with respect to either Index on any Reference Asset Business Day, the Closing Level of each Index on such date will equal the Closing Level observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing with respect to any Reference Asset.

For more information regarding Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Interest Payment:	On each quarterly Interest Payment Date (unless the Notes have been called on a prior Interest Payment Date), the Notes will pay an interest payment equal the product of $1,000 times the applicable Interest Rate.

Interest Payment Dates**:	Quarterly, on the fifth business day following each Observation Date, provided that the final Interest Payment Date shall be the Maturity Date.

Observation Dates:	Quarterly, on the 27th day of each January, April, July and October during the term of the Notes (or if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning in and including July 2015, provided that the final Observation Date will be the Final Valuation Date.

Initial Level:	With respect to each Index, the Closing Level on the Initial Valuation Date (rounded to two decimal places in the case of the Russell 2000 Index), as noted in the table above.

Final Level:	With respect to each Index, the Closing Level (rounded to two decimal places in the case of the Russell 2000 Index) on the Final Valuation Date.

Barrier Level:	With respect to each Index, 50.00% of its Initial Level (rounded to two decimal places), as noted in the table above

Coupon Barrier Level:	With respect to each Index, 72.50% of its Initial Level (rounded to two decimal places), as noted in the table above

Index Return:	With respect to an Index, the performance of such Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Lesser Performing Index:	The Reference Asset with the lowest Index Return, as calculated in the manner set forth above.

Closing Level:	With respect to an Index on any date, the official closing level that Index published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Index.

The term “scheduled trading day”, with respect to an Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Business Day Convention:	Following Business Day

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UTS3 / US06741UTS32

*	Subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase the Notes.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. bail-in power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. banking act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any bail-in power. The U.K. bail-in power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, or any amounts payable on the notes, including the repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-4

HYPOTHETICAL AMOUNTS PAYABLE ON THE NOTES

Illustrative Calculation of the Quarterly Interest Payments on the Notes

As described above, the Notes may pay a contingent quarterly Interest Payment on each Interest Payment Date at an Interest Rate calculated based on the Closing Level of each Index on each Reference Asset Business Day in the Accrual Period, the applicable Above Barrier Rate and Accrual Factor. The following illustrates the process by which the Interest Rate and Interest Payment are determined for any such Accrual Period.

The numbers in the following example have been rounded for ease of reference and do not take into account any tax consequences of investing the in the Notes. The following example also makes the following key assumptions:

•	Number of Reference Asset Business Days in Accrual Period: 60

•	Number of Reference Asset Business Days on which Closing Level of each Index is equal to or greater than its respective Coupon Barrier Level: 30

•	The relevant Accrual Period ends in or prior to April 2019 and, accordingly, the Above Barrier Rate is 2.25% (equivalent to a per annum rate of 9.00%)

Interest Rate Calculation

Step 1: Calculate the Accrual Factor

Because the Closing Level of each Index is equal to or greater than its respective Coupon Barrier Level for 30 Reference Asset Business Days out of a total of 60 Reference Asset Business Days in the Accrual Period, the Accrual Factor is equal to 30/60, or 50.00%.

Step 2: Calculate Interest Rate for the Accrual Period

Because the Accrual Factor is equal to 0.50 (as calculated in Step 1 above), and because the Above Barrier Rate for the relevant Accrual Period is 2.25% (equivalent to a per annum rate of 9.00%), Interest Rate is equal to 1.125%, calculated as follows:

[Accrual Factor × Above Barrier Rate]

[50.00% × 2.25%] = 1.125%

The maximum possible Interest Rate for any Accrual Period will be equal to the applicable Above Barrier Rate. The actual Interest Rate for any Accrual Period will decrease in proportion to the number of Reference Asset Business Days in the Accrual Period that the Closing Level of either Reference Asset is less than its Coupon Barrier Level. Accordingly, the Interest Rate for an Accrual Period may be as low as zero.

If the Interest Rate with respect to every Accrual Period is zero, you will not earn any positive return on your Notes. You may also lose some or all of the principal amount of your Notes at maturity, as described on the cover page of this preliminary pricing supplement.

Step 3: Calculate the Interest Payment amount payable on the relevant Interest Payment Date.

The Interest Payment for any Accrual Period will be calculated by multiplying the Interest Rate for that Accrual Period by the principal amount of the Notes.

Accordingly, the Interest Payment payable on the Interest Payment Date is equal to $11.25 per $1,000 principal amount Note, calculated as follows:

[1.125% × $1,000] = $11.25

The example above assumes that the Notes have not been called pursuant to the “Early Redemption at the Option of the Issuer” provisions described in this preliminary pricing supplement. If the Notes are called by us, the investor would receive $1,000 per $1,000 principal amount Note plus the Interest Payment (if any) that will otherwise be payable on the Interest Payment Date that is the Early Redemption Date. In that case, the investor will not receive any additional Interest Payments or any other payments on the Notes following the Early Redemption Date.

PPS-5

Additional Examples of Interest Rate and Interest Payment Calculations

The following examples illustrate how the Interest Rate and Interest Payment amount would be calculated for a given Accrual Period under various circumstances. These examples make the following key assumptions:

•	The relevant Accrual Period ends in or prior to April 2019 and, accordingly, the Above Barrier Rate is 2.25% (9.00% per annum)

•	Number of Reference Asset Business Days in Accrual Period: 60

•	The Notes have not been redeemed by us on a prior Interest Payment Date

The number of Reference Asset Business Days in the hypothetical Accrual Period has been chosen arbitrarily for illustrative purposes only. An actual Accrual Period may be comprised of more or less than twenty Reference Asset Business Days. These examples do not take into account any tax consequences of investing in the Notes and have been rounded for ease of analysis.

Above Barrier Rate	Number of Reference Asset Business Days on which Closing Level of each Index ≥ its Coupon Barrier Level[1]	Accrual Factor	Interest Rate[2]	Quarterly Interest Payment[3]
2.25%	60	100%	2.2500%	$22.50
2.25%	45	75%	1.6875%	$16.875
2.25%	30	50%	1.1250%	$11.25
2.25%	15	25%	0.5625%	$5.625
2.25%	0	0%	0.0000%	$0.00

(1)	The numbers in this column are purely hypothetical and have been chosen for illustrative purposes only. We can make no assurances regarding the number of Reference Asset Business Days in any Accrual Period on which the Closing Levels of either Index will be greater than its Coupon Barrier Level.
(2)	The Interest Rate is equal to the product of (a) the Above Barrier Rate and (b) the Accrual Factor. No interest will accrue for any Reference Asset Business Days in the Accrual Period on which the Closing Level of either Reference Asset is less than its Coupon Barrier Level.
(3)	Interest Payment equals the principal amount times the Interest Rate. Amounts shown are the interest payment per $1,000 principal amount Note.

Example 1: The Closing Level of each Index is equal to or greater than its Coupon Barrier Level on every Reference Asset Business Day during the Accrual Period.

In this case, the Accrual Factor is 100% and the Interest Rate for the Accrual Period is equal to the Above Barrier Rate of 2.25%, the maximum Interest Rate for this Accrual Period. Accordingly, you would receive an Interest Payment of $22.50 per $1,000 principal amount Note that you hold on the related Interest Payment Date, calculated as follows:

Interest Payment = $1,000 × 2.25%, or $22.50

Example 2: The Closing Level of each Index is equal to or greater than its respective Coupon Barrier Level on fifteen Reference Asset Business Days during the Accrual Period.

In this case, the Accrual Factor is 25% and the Interest Rate for the Accrual Period is equal to 25% of the Above Barrier Rate, or 0.5625%. Accordingly, you would receive an Interest Payment of $5.625 per $1,000 principal amount Note that you hold on the related Interest Payment Date, calculated as follows:

Interest Payment = $1,000 × 0.5625% = $5.625

Example 3: The Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Reference Asset Business Day during the Accrual Period.

In this case, the Accrual Factor is 0% and the Interest Rate for the Accrual Period is equal to zero. In other words, no interest would accrue on any Reference Asset Business Day in the Accrual Period and you would not receive any Interest Payment on the related Interest Payment Date.

PPS-6

Hypothetical Payment at Maturity (Excluding the Final Interest Payment on the Notes)

The following examples demonstrate the how the payment (if any) at maturity on the Notes (excluding the final Interest Payment) will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes and make the following key assumptions:

•	Initial Level of each Index: 100.00*

•	Barrier Level of each Index: 50.00

*	The hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only and does not represent an actual likely Initial Level for either Index. The actual Initial Level for each Index will be equal to the Closing Level on the Initial Valuation Date, and the actual Barrier Level for each Index will be 50.00% of the actual Initial Level. For information about recent levels of the Indices, please see “Information Regarding the Indices” in this preliminary pricing supplement.

Final Level		Index Return
Russell 2000 Index	EURO STOXX 50 Index	Russell 2000 Index	EURO STOXX 50 Index	Index Return of Lesser Performing Index	Payment at Maturity*	Loss of Principal at Maturity
160.00	150.00	60.00%	50.00%	50.00%	$1,000.00	N/A
155.00	140.00	55.00%	40.00%	40.00%	$1,000.00	N/A
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00	N/A
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00	N/A
120.00	110.00	20.00%	10.00%	10.00%	$1,000.00	N/A
115.00	100.00	15.00%	0.00%	0.00%	$1,000.00	N/A
102.00	90.00	2.00%	-10.00%	-10.00%	$1,000.00	N/A
80.00	90.00	-20.00%	-10.00%	-20.00%	$1,000.00	N/A
105.00	70.00	5.00%	-30.00%	-30.00%	$1,000.00	N/A
90.00	60.00	-10.00%	-40.00%	-40.00%	$1,000.00	N/A
50.00	95.00	-50.00%	-5.00%	-50.00%	$1,000.00	N/A
40.00	105.00	-60.00%	5.00%	-60.00%	$400.00	-60.00%
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00	-70.00%
85.00	20.00	-15.00%	-80.00%	-80.00%	$200.00	-80.00%
80.00	10.00	-20.00%	-90.00%	-90.00%	$100.00	-90.00%
103.00	0.00	3.00%	-100.00%	-100.00%	$0.00	-100.00%

*	Per $1,000 principal amount Note, excluding the final Interest Payment on the Notes, if one is payable

The following examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Level of the Russell 2000 Index is 120.00 and the Final Level of the EURO STOXX 50 Index is 110.00.

Because the EURO STOXX 50 Index has the lower Index Return, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is not less than the Barrier Level for such Index, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note (plus the final Interest Payment on the Notes).

Example 2: The Final Level of the Russell 2000 Index is 105.00 and the Final Level of the EURO STOXX 50 Index is 70.00.

Because the EURO STOXX 50 Index has the lower Index Return, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is not less than the Barrier Level for such Index, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note (plus the final Interest Payment, if one is payable).

Example 3: The Final Level of the Russell 2000 Index is 40.00 and the Final Level of the EURO STOXX 50 Index is 105.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than the Barrier Level for such Index, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note (plus the final Interest Payment, if one is payable), calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -60.00%] = $400.00

Example 4: The Final Level of the Russell 2000 Index is 30.00 and the Final Level of the EURO STOXX 50 Index is 50.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than the Barrier Level for such Index, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note (plus the final Interest Payment, if one is payable), calculated as follow:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -70.00%] = $300.00

PPS-7

Examples 3 and 4 on the previous page demonstrate that you will lose some or all of the principal amount of your Notes if the Index Return of the Lesser Performing Index is less than -50.00% (and, accordingly, the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level). Example 3 demonstrates that you will lose some or all of the principal amount of your Notes in such a circumstance even if the Index Return of the other Index is positive. Both Examples 3 and 4 demonstrate that your payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and the Index Return of the other Index will not be taken into account when determining the payment at maturity on your Notes.

You may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Final Valuation Date, the Maturity Date, the Interest Payments and the payment at maturity are subject to adjustment as described in the following paragraphs.

If, on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Index, the Final Valuation Date will be postponed solely for the purpose of determining the payment at maturity (excluding the final Interest Payment, if any). If such postponement occurs, the Final Level shall be determined using the Closing Levels of the Indices on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Index. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to either Index on such fifth day, the Calculation Agent will determine the Closing Level of any Index unaffected by such Market Disruption Event using the Closing Level of such Index on such fifth day and will make an estimate of the Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. If the Final Valuation Date is postponed, the Maturity Date postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

The postponements described in the preceding paragraph will be solely for the purposes of determining the payment at maturity (excluding the final Interest Payment, if any). For purposes of determining the Interest Payment, if any, payable with respect to each Accrual Period (including the final Accrual Period), if an Index is subject to a Market Disruption Event on any Reference Asset Business Day during an Accrual Period, the Closing Levels of the Indices on such date will equal the Closing Levels observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing with respect to either Index. As such, if the Final Valuation Date is subject to a Market Disruption Event, the Closing Levels attributable to such date solely for purposes of the determining the Interest Payment that is due on the related Interest Payment Date (which, in the case of the Final Valuation Date, will be the Maturity Date) will be equal to Closing Levels observed on the immediately preceding Reference Asset Business Day on which no Market Disruption Event occurred or was continuing with respect to either Index. However, for purposes of determining the Final Levels of the Indices (in order to determine the Index Returns and the payment at maturity, excluding the final Interest Payment if one is due), the Closing Levels on the Final Valuation Date will be determined as described above.

For a description of what constitutes a Market Disruption Event with respect to each Index, see “Reference Assets—Indices—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date may be postponed as described above. In the event that the Maturity Date is postponed, no additional interest will accrue as a result of any such postponement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect one or more of the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. For a description of further adjustments that may affect the Notes, please see and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

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If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Interest Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, except that it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Interest Payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Interest Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Interest Payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and any Interest Payments to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Interest Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Interest Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in

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their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—If the Notes are not called by us prior to maturity, and if the Final Level of the Lesser Performing Index is less than its Barrier Level, your investment will be fully exposed to the decline in the performance of the Lesser Performing Index and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•	The Interest Payments on the Notes Will Depend on Whether or Not the Closing Level of Each Index is Equal to or Greater Than Their Respective Coupon Barrier Levels on each Reference Asset Business Day during an Accrual Period—Investing in the Notes is not equivalent to investing in the Indices or their components or ordinary debt securities that provide for fixed regular payment of interest. Instead, the amount of interest payable on the Notes for any Accrual Period is dependent on whether the Closing Levels of the Indices are greater than their respective Barrier Price on each Reference Asset Business Day during a given Accrual Period. For each Reference Asset Business Day in an Accrual Period on which the Closing Level of each Index is equal to or greater than its respective Coupon Barrier Level, the Above Barrier Rate will accrue; conversely, for each Reference Asset Business Day in an Accrual Period on which the Closing Level of either Index is less than its Coupon Barrier Level, no interest will accrue.

If the Closing Level of at least one Index is less than its Coupon Barrier Level on one or more Reference Asset Business Days during an Accrual Period, then the interest rate for that Accrual Period, and the amount of interest paid on the related Interest Payment Date, will decrease in proportion to the number of Reference Asset Business Days in the Accrual Period that the Closing Level of either Index is less than its Coupon Barrier Level. If the Closing Level of at least one Index is less than its Coupon Barrier Level on each Reference Asset Business Day during the accrual period (even if the Closing Level of the other Index was greater than its respective Coupon Barrier Level on each such day), no interest will accrue and you will not receive an Interest Payment on the related quarterly Interest Payment Date. You may not receive any Interest Payments on your Notes.

•	Potential Return Limited to the Interest Payments, if Any—The return on the Note is limited to the Interest Payments, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the level of either Index. If, on every Reference Asset Business Day in an Accrual Period the Closing Level of at least one Index is less than its Coupon Barrier Level, then you will not receive any interest payment on the related Interest Payment Date. It may be possible that the Closing Level of at least one Index is less than its Coupon Barrier Level on every Reference Asset Business Day in every Accrual Period, which would result in you receiving no interest payments on your Notes throughout all Accrual Periods.

•	If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is not Based on the Level of either Index at any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and Index Returns (and, accordingly, the Index Return of the Lesser Performing Index) will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Accordingly, if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of such Index at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on Index Return of the Lesser Performing Index. If the Final Level of the Lesser Performing Reference Asset is less than the Barrier Level applicable to such Index, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

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•	Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Interest Payment Date (beginning with the Interest Payment Date following the Observation Date scheduled to occur in April 2016). As such, the term of the Notes may be as short as approximately one year.

The Redemption Price, together with any Interest Payments that you may have received on or prior to the Early Redemption Date, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX 50 Index have been issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Currency Exchange Risk—The component securities of the EURO STOXX 50 Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the securities which comprise the EURO STOXX 50 Index are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities comprising the EURO STOXX 50 Index are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

PPS-12

•	The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either Index would have.

•	Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

PPS-13

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed any Interest Payments that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Interest Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Interest Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices and their components;

•	the time to maturity of the Notes;

•	the dividend rate, if any, on the stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION REGARDING THE INDICES

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more details about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the Russell 2000 Index (rounded to two decimal places) for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through March 26, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 26, 2015*	1,266.37	1,154.71	1,231.99

*	For the period commencing on January 1, 2015 and ending on March 26, 2015.

PPS-16

The following graph sets forth the historical performance of Russell 2000 Index the based on daily Closing Levels from January 1, 2008 through March 26, 2015. The Closing Level of the Russell 2000 Index on March 26, 2015, rounded to two decimal places, was 1,231.99.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-17

The EURO STOXX 50® Index

The EURO STOXX 50 Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more details about the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50 Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

You should not take the historical levels of the EURO STOXX 50 Index as an indication of the future performance of the EURO STOXX 50 Index. The level of the EURO STOXX 50 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50 Index during any period shown below is not an indication that the EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50 Index. The actual performance of the EURO STOXX 50 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through March 26, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 31, 2011	2,476.92	2,090.25	2,316.55
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 26, 2015*	3,731.35	3,007.91	3,669.79

*	For the period commencing on January 1, 2015 and ending on March 26, 2015.

PPS-18

The following graph sets forth the historical performance of the EURO STOXX 50 Index based on daily Closing Levels from January 1, 2008 through March 26, 2015. The Closing Level of the EURO STOXX 50 Index on March 26, 2015 was 3,669.79.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount or Agent’s commission is up to $50.00 per Note or up to 5.00% of the principal amount per Note, as described on the cover of this preliminary pricing supplement.

PPS-19